LIQUIDATING TRUST AGREEMENT

This Liquidating Trust Agreement (this “Agreement”) dated as of October 17, 2012, by and between ShengdaTech, Inc. (the “Debtor”), the debtor and debtor in possession in the Chapter 11 case pending in the United States Bankruptcy Court for the District of Nevada, Case No. 11-52649 (BTB) (the “Chapter 11 Case”) and Michael Kang, not individually, but solely in his capacity as liquidating trustee (together with any successor appointed pursuant to the terms hereof, the “Liquidating Trustee”). The Debtor and the Liquidating Trustee are referred to herein collectively as the “Parties” and individually as a “Party”. All capitalized terms used herein shall have those meanings set forth in Article I of this Agreement and, if not defined in Article I of this Agreement, the Plan.

RECITALS:

(A)         On August 19, 2011, the Debtor filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

(B)         On September 2, 2011, the Bankruptcy Court confirmed the appointment of Michael Kang as Chief Restructuring Officer to the Debtor [Docket No. 80].

(C)         On October 2, 2012, the Bankruptcy Court entered the Confirmation Order. [Docket No. 655]

(D)         The Plan provides for the creation of a post-confirmation Liquidating Trust to hold and administer the Liquidating Trust Assets and Reserves and to distribute the proceeds therefrom to the Liquidating Trust Beneficiaries, in accordance with the terms of this Agreement and the Plan. This Agreement is executed to establish the Liquidating Trust and to facilitate the Plan.

(E)         The Liquidating Trust is created on behalf of, and for the benefit of, the Liquidating Trust Beneficiaries.

(F)         The respective powers, authority, responsibilities and duties of the Liquidating Trustee and the Liquidating Trust Advisory Board shall be governed by this Agreement, the Plan, the Confirmation Order and other applicable orders issued by the Bankruptcy Court.

(G)         This Agreement is intended to supplement, complement and implement the Plan; provided, however, that except as otherwise expressly stated herein, if any of the terms and/or provisions of this Agreement conflict with the terms and/or provisions of the Plan, then the Plan shall govern.

(H)         The Liquidating Trust is intended to qualify as a “liquidating trust” under the Internal Revenue Code of 1986 as amended (the “IRC”) and the regulations promulgated thereunder, specifically Treas. Reg. § 301.7701-4(d), and as a “grantor trust” for federal income tax purposes pursuant to IRC Section 671677, with the Liquidating Trust Beneficiaries to be treated as the grantors and owners of the Liquidating Trust.

(i)	The Liquidating Trust is organized for the primary purpose of liquidating the Liquidating Trust Assets, with no objective to conduct a trade or business except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Liquidating Trust. The Liquidating Trust shall not be deemed a successor of the Debtor or its Estate;

(ii)	This Agreement provides that the Liquidating Trust Beneficiaries of the Liquidating Trust will be treated as the grantors of the Liquidating Trust and deemed owners of the Liquidating Trust Assets, and, further, requires the Liquidating Trustee to file returns for the Liquidating Trust as a grantor trust pursuant to Treas. Reg. §1.671-4(a);

(iii)	This Agreement provides for consistent valuations of the transferred property by the Liquidating Trustee and the Liquidating Trust Beneficiaries, and those valuations shall be used for all federal income tax purposes;

(iv)	The transfer of the Liquidating Trust Assets to the Liquidating Trust shall be treated as a deemed transfer of assets from the Debtor to the Liquidating Trust Beneficiaries, followed by a deemed transfer by such Liquidating Trust Beneficiaries to the Liquidating Trust for federal income tax purposes.

(v)	All of the Liquidating Trust’s income is to be treated as subject to tax on a current basis to the Liquidating Trust Beneficiaries who will be responsible for payment of any tax due;

(vi)	This Liquidating Trust contains a fixed or determinable termination date in that it shall be dissolved as soon as practicable, but in no event later than the third (3rd) anniversary of the Effective Date; provided, however, that, on or prior to the date three (3) months prior to such termination, the Bankruptcy Court, upon motion by a party-in interest, may extend the term of the Liquidating Trust for a finite period, if such an extension is necessary to liquidate the Liquidating Trust Assets. Notwithstanding the foregoing, multiple extensions can be obtained so long as Bankruptcy Court approval is obtained at least three (3) months prior to the expiration of each extended term; provided, however, that the Liquidating Trustee receives an opinion of counsel or a favorable ruling from the Internal Revenue Service that any further extension would not adversely affect the status of the Liquidating Trust as a grantor trust for federal income tax purposes. After (a) the final Distribution of the Reserves and the balance of the assets or proceeds of the Liquidating Trust pursuant to the Plan, and (b) the Filing by or on behalf of the Liquidating Trust of a certification of dissolution with the Bankruptcy Court in accordance with the Plan, the Liquidating Trust shall be deemed dissolved for all purposes without the necessity for any other or further actions;

(vii)	The right and power of the Liquidating Trustee to invest the Liquidating Trust Assets transferred to the Liquidating Trust, the proceeds thereof, or any income earned by the Liquidating Trust, shall be limited to the right and power to invest such Liquidating Trust Assets (pending distributions in accordance with the Plan) as set forth herein and in the Plan; provided, however, the Liquidating Trust’s right and power to make such investments shall be limited to the power to invest in demand and time deposits in banks or savings institutions, or temporary investments such as short term certificates of deposit or Treasury bills or other investments that a “liquidating trust” within the meaning of Treasury Regulation Section 301.7701-4(d) may be permitted to hold, pursuant to the Treasury Regulations or any modification in the IRS guidelines; and

(viii)	The Liquidating Trustee is required to distribute at least once per twelve-month period to the Liquidating Trust Beneficiaries the Liquidating Trust’s net income plus all net proceeds from the sale or liquidation of the Liquidating Trust Assets, to the extent appropriate, in his sole discretion, and except that the Liquidating Trustee may retain an amount of net proceeds or net income reasonably necessary to maintain the value of the Liquidating Trust Assets, to satisfy current and projected expenses of the Liquidating Trust, or to meet Claims and contingent liabilities (including Disputed Claims).

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and in the Plan, the Parties agree as follows:

Article I
DEFINITIONS; interpretation

1.1         Defined Terms.

The following terms when used in this Agreement including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings:

“6.0% Noteholders” shall mean the Holders of the 6.0% Notes as of the Distribution Record Date.

“6.5% Noteholders” shall mean the Holders of the 6.5% Notes as of the Distribution Record Date.

“6.0% Notes” shall mean the unsecured notes issued by the Debtor with an initial principal balance totaling $115,000,000, an interest rate of 6.0% and a maturity date of June 1, 2018.

“6.5% Notes” shall mean the unsecured notes issued by the Debtor with an initial principal balance totaling $130,000,000 with an interest rate of 6.5% and a maturity date of December 15, 2015.

“A&M” shall mean Alvarez & Marsal North America LLC.

“Administrative Claim” shall mean a Claim for costs and expenses of administration of the Chapter 11 Case allowed under sections 503(b), 507(b) or, if applicable, 1114(e)(2) of the Bankruptcy Code, including: (a) any compensation for legal, financial, advisory, accounting and other services and reimbursement of expenses allowed by the Bankruptcy Court under sections 327, 330, 331, 363 or 503(b) of the Bankruptcy Code to the extent incurred on or prior to the Effective Date; (b) all fees and charges assessed against the Debtor’s Estate under section 1930, chapter 123 of title 28 of the United States Code; and (c) to the extent such payments exist, any payment to be made under the Plan or otherwise to cure a default on an assumed Executory Contract.

“Agreement” shall have the meaning set forth in the first paragraph hereof.

“Affiliate” shall mean “affiliate” as defined in section 101(2) of the Bankruptcy Code.

“Allowed” shall mean all of or a portion of a Claim against the Debtor or an Equity Interest in the Debtor (a) that has been listed by the Debtor in its Schedules as liquidated in amount and not Disputed or Contingent, and with respect to which no contrary proof of Claim or proof of Equity Interest has been filed, (b) as to which no objection or request for estimation has been Filed on or before the Claims Objection Deadline or the expiration of such other applicable period fixed by the Bankruptcy Court, (c) as to which any objection has been settled, waived, withdrawn or denied by a Final Order, or (d) that is allowed (i) by a Final Order, (ii) by an agreement between the Holder of such Claim or Equity Interest and the Debtor prior to the Effective Date, or the Liquidating Trustee on or after the Effective Date or (iii) pursuant to the terms of the Plan. For purposes of computing Distributions under the Plan, a Claim or Equity Interest that has been deemed “Allowed” shall not include interest, costs, fees or charges on such Claim or Equity Interest from and after the Petition Date, except as provided in section 506(b) of the Bankruptcy Code or as otherwise expressly set forth in the Plan.

“Bank Account” shall mean the checking account currently maintained by the Debtor with a New York branch of JPMorgan Chase Bank N.A. under Account Number *****5109.

“Bankruptcy Code” shall mean title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., and as such title has been, or may be, amended from time to time, to the extent that any such amendment is applicable to this Chapter 11 Case.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Nevada.

“Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure, the Official Bankruptcy Forms or the Local Rules of the Bankruptcy Court, and as each has been, or may be, amended from time to time, to the extent that any such amendment is applicable to this Chapter 11 Case.

“Business Day” shall mean any day, other than a Saturday, Sunday or a legal holiday (as that term is defined in Bankruptcy Rule 9006(a)).

“Causes of Action” shall mean all Claims, actions, causes of action, choses in action, suits, debts, dues, damages, defenses, judgments, third-party claims, counterclaims, and cross claims (including all Claims arising under state, federal or other non-bankruptcy law, and any avoidance, recovery, subordination or other actions against Insiders and/or any other Persons or Entities under the Bankruptcy Code, including any and all Claims and causes of action under sections 506, 510, 542, 543, 544, 545, 547, 548, 549, 550, 551, and 553 of the Bankruptcy Code) that are or may be asserted (by lawsuit, demand letter, proof of claim or otherwise) pending or existing on the Effective Date against any Person or Entity, based in law or equity, including under the Bankruptcy Code, whether direct, indirect, known or unknown, derivative, or otherwise and whether asserted or unasserted that have not been released by the Plan or any other order of the Bankruptcy Court.

“Chapter 11 Case” shall have the meaning set forth in the first paragraph of this Agreement.

“Claim” or “Claims” shall mean a claim or claims against the Debtor, as such term is defined in section 101(5) of the Bankruptcy Code.

“Claims Objection Deadline” shall mean one hundred and eighty (180) days after the Effective Date, or such later date as may be ordered by the Bankruptcy Court, provided, however, that the Liquidating Trustee may seek extensions of this date from the Bankruptcy Court.

“Class” shall mean each category or group of Holders of Claims or Equity Interests that has been designated as a class in Article II of the Plan.

“Committee” shall mean the Official Committee of Unsecured Creditors appointed in the Chapter 11 Case.

“Confidential Party” and “Confidential Parties” shall have the meaning set forth in Article 19.4

“Confirmation Date” shall mean the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Case, within the meaning of Bankruptcy Rules 5003 and 9021.

“Confirmation Order” shall mean the order of the Bankruptcy Court confirming the Plan pursuant to, among others, section 1129 of the Bankruptcy Code.

“Contingent” shall mean, with reference to a Claim, a Claim that has not accrued or is not otherwise payable and the accrual of which, or the obligation to make payment on which, is dependent upon a future event that may or may not occur.

“Creditor” shall have the meaning ascribed to such term in section 101(10) of the Bankruptcy Code.

“D&O Policies” shall mean the directors and officers insurance policies purchased by the Debtor, Faith Bloom and/or the PRC Subsidiaries, whether purchased prior to or after the Petition Date.

“Debtor” shall have the meaning set forth in the first paragraph of this Agreement.

“Disallowed” shall mean with respect to any Claim or portion thereof, any Claim against or Equity Interest in the Debtor which: (i) has been disallowed, in whole or part, by a Final Order; (ii) has been withdrawn by agreement of the Holder thereof and the Debtor or Liquidating Trustee, as applicable, in whole or in part; (iii) has been withdrawn, in whole or in part, by the Holder thereof; (iv) if listed in the Schedules as zero or as Disputed, Contingent or unliquidated and in respect of which a proof of Claim or proof of Equity Interest has not been timely Filed or deemed timely Filed pursuant to the Plan, the Bankruptcy Code or any Final Order or other applicable law; (v) has been reclassified, expunged, subordinated or estimated to the extent that such reclassification, expungement, subordination or estimation results in a reduction in the Filed amount of any proof of Claim or proof of Equity Interest; (vi) is evidenced by a proof of Claim or a proof of Equity Interest which has been Filed, or which has been deemed to be Filed under applicable law or order of the Bankruptcy Court or which is required to be Filed by order of the Bankruptcy Court but as to which such proof of Claim or proof of Equity Interest was not timely or properly Filed; (vii) is unenforceable to the extent provided in section 502(b) of the Bankruptcy Code; (viii) where the holder of a Claim is a Person or Entity from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, unless such Person, Entity or transferee has paid the amount, or turned over any such Property, for which such Person, Entity or transferee is liable under section 522(i), 542, 543, 550, or 553 of the Bankruptcy Code; or (ix) is for reimbursement or contribution that is Contingent as of the time of allowance or disallowance of such Claim. In each case a Disallowed Claim or a Disallowed Equity Interest is disallowed only to the extent of disallowance, withdrawal, reclassification, expungement, subordination or estimation.

“Disbursing Agent” shall mean (a) on or prior to the Effective Date, the Debtor and (b) after the Effective Date, the Liquidating Trustee; provided that the Debtor or the Liquidating Trustee may, in their discretion, retain a third party to act as Disbursing Agent.

“Disputed” shall mean any Claim or Equity Interest: (a) which is listed in the Schedules as disputed, Contingent or unliquidated and for which a proof of Claim or proof of Equity Interest has been timely filed pursuant to the Plan, the Bankruptcy Code, or any Final Order of the Bankruptcy Court; (b) which is objected to in whole or in part on or before the Claims Objection Deadline (or on or before any deadline for objecting to Equity Interests) or for which a request for estimation has been Filed in accordance with the Bankruptcy Code and the Bankruptcy Rules and as to which no Final Order allowing or disallowing such Claim or Equity Interest has been entered; or (c) for which a motion to approve a settlement of such Claim or Equity Interest has been Filed in accordance with the Bankruptcy Code and the Bankruptcy Rules and as to which no Final Order approving or disapproving such settlement has been entered. To the extent an objection relates to the allowance of only part of a Claim or Equity Interest, such Claim or Equity Interest shall be Disputed only to the extent of the objection.

“Disputed Administrative, Priority Tax, Priority Non-Tax, and Secured Claims Reserve” shall mean the reserve established pursuant to Article 7.1(a) of the Plan, which reserve shall contain amounts relating to (i) Disputed Administrative Claims, Disputed Priority Tax Claims, Disputed Other Priority Claims and Disputed Secured Claims and (ii) accrued Professional Fee Claims, which will become payable upon allowance by Final Order of the Bankruptcy Court.

“Disputed Equity Interest Reserve” shall mean the reserve established pursuant to Article 7.1(f) of the Plan, which reserve shall contain amounts relating to Disputed Equity Interests.

“Disputed General Unsecured Claims Reserve” shall mean the reserve established pursuant to Article 7.1(c) of the Plan, which reserve shall contain amounts relating to Disputed General Unsecured Claims.

“Disputed Noteholders’ Securities Claims Reserve” shall mean the reserve established pursuant to Article 7.1(d) of the Plan, which reserve shall contain amounts relating to Disputed Noteholders’ Securities Claims.

“Disputed Shareholders’ Securities Reserve” shall mean the reserve established pursuant to Article 7.1(e), which reserve shall contain amounts relating to Disputed Shareholders’ Securities Claims.

“Distribution” shall mean a delivery of cash or other distributable property by the Disbursing Agent to the Holders of Allowed Claims or Allowed Equity Interests pursuant to the Plan.

“Distribution Date” shall mean the date on which a Distribution is made pursuant to the Plan.

“Distribution Record Date” shall mean such date or dates as determined by the Liquidating Trustee, with the approval of the Liquidating Trust Advisory Board, when there are sufficient Liquidating Trust Assets to distribute under the Plan.

“Effective Date” shall mean a date, as determined by the Debtor in consultation with the Committee, that is no earlier than the first Business Day after the later of the date on which each of the following conditions are satisfied: (a) all conditions in Article 10.1 of the Plan have been satisfied or waived in accordance with Article 10.3 of the Plan and (b) no stay of the Confirmation Order is in effect.

“Entity” shall have the meaning ascribed to such term in section 101(15) of the Bankruptcy Code.

“Estate” shall mean the estate the Debtor created by section 541 of the Bankruptcy Code on the Petition Date.

“Equity Interests” shall mean the legal, equitable, contractual, or other rights of a Holder of any existing or prospective equity interest in the Debtor (solely in their capacity as Holder thereof), including any rights of any Person to purchase or demand the issuance of any interest in the Debtor, including (i) conversion, exchange, voting, participation, and dividend rights; (ii) liquidation preferences; (iii) stock options, warrants, and put rights; (iv) share-appreciation rights; or (v) any other stock, membership, or equity right pertaining or in any way relating to the Debtor.

“Executory Contract” shall mean a contract or lease to which the Debtor is a party that is subject to assumption or rejection under 365 of the Bankruptcy Code.

“Faith Bloom” shall mean Faith Bloom Limited, a company organized under the laws of the British Virgin Islands and the Debtor’s direct subsidiary.

“File,” “Filed,” or “Filing” shall mean, respectively, file, filed, or filing with the Bankruptcy Court or its authorized designee in this Chapter 11 Case.

“Final Order” shall mean an unstayed order, ruling, or judgment of the Bankruptcy Court or any other court of competent jurisdiction as to which the time to appeal, petition for certiorari, or request for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending, or as to which any right to appeal, petition for certiorari, reargument, or rehearing shall have been waived in writing in form and substance satisfactory to the Debtor (prior to the Effective Date) or the Liquidating Trustee (on or after the Effective Date), or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court or other court of competent jurisdiction shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be Filed with respect to such order, shall not cause such order not to be a Final Order.

“General Unsecured Claim” shall mean all unsecured Claims against the Debtor, excluding Noteholders’ Securities Claims and Shareholders’ Securities Claims.

“Governmental Unit” shall have the meaning ascribed to such term in section 101(27) of the Bankruptcy Code.

“Holder” or “Holders” shall mean a Person or an Entity holding a Claim or Equity Interest.

“Indentures” shall mean the indentures between the Debtor and the Indenture Trustee providing for the issuance of the Notes.

“Indenture Trustee” shall mean the Bank of New York Mellon in its capacity as indenture trustee for the Notes.

“Insider” shall have the meaning ascribed to such term in section 101(31) of the Bankruptcy Code.

“IRS” shall mean the Internal Revenue Service.

“Liquidating Trust” shall mean the liquidating trust established by the Plan and described in Article 6.2 of the Plan and this Agreement.

“Liquidating Trust Advisory Board” shall mean the board comprised of no less than three (3) and no more than seven (7) members, each of whom will initially be appointed by the Committee and thereafter by the members of the Liquidating Trust Advisory Board in accordance with this Agreement, vested with the powers and responsibilities set forth herein.

“Liquidating Trust Assets” shall mean all assets of the Debtor, including (i) cash in the Debtor’s Bank Account on the Effective Date, (ii) the Debtor’s Equity Interests in Faith Bloom, (iii) all claims held by the Debtor against Faith Bloom and Faith Bloom’s subsidiaries, including the PRC Subsidiaries, (iv) the Debtor’s interest in the D&O Policies, if transferable, and the proceeds thereof, (v) all Claims and Causes of Action held by the Debtor and (vi) any other assets of the Debtor that are recovered by the Liquidating Trust and the proceeds thereof.

“Liquidating Trust Beneficiaries” shall mean the Holders of Claims and Equity Interests under the Plan. Notwithstanding the fact that the Indenture Trustee has filed an Allowed Claim on behalf of the Noteholders, such Noteholders are deemed to be Liquidation Trust Beneficiaries, it being understood and agreed that the Indenture Trustee is not a Liquidating Trust Beneficiary.

“Liquidating Trust Expense Reserve” shall mean the reserve established pursuant to Article 7.1(b) of the Plan by the Liquidating Trustee to hold funds as are reasonably necessary for the Liquidating Trust to satisfy the expenses of administering the Liquidating Trust, including the winding down and closing of the Chapter 11 Case, the Liquidating Trustee’s reasonable fees and expenses, the Liquidating Trustee’s reasonable professional fees and expenses, the reasonable fees and expenses of the members of the Liquidating Trust Advisory Board, the liquidation of Liquidating Trust Assets, including the expenses associated with the operation of Faith Bloom and the PRC Subsidiaries, the prosecution, negotiation and settlement of any Causes of Action with respect thereto, including litigation in the PRC, and the making of Distributions by the Liquidating Trustee under the Plan.

“Liquidating Trust Protected Parties” shall mean collectively the Liquidating Trustee, the Liquidating Trust Advisory Board and each member thereof, and each of their respective members, representatives, agents, professionals, employees, employers, managers, partners, actuaries, financial advisors, investment bankers, and attorneys (including the Liquidating Trustee Professionals and Liquidating Trustee Non-Professionals).

“Liquidating Trustee” shall have the meaning set forth in the first paragraph of this Agreement.

“Liquidating Trustee Non-Professionals” shall have the meaning set forth in Article 16.1.

“Liquidating Trustee Professionals” shall have the meaning set forth in Article 16.1.

“Local Rules” shall mean the Local Rules of Bankruptcy Practice and Procedures of the United States Bankruptcy Court for the District of Nevada.

“Noteholders” shall mean collectively the 6.0% Noteholders and the 6.5% Noteholders.

“Noteholders’ Securities Claims” shall mean any Claim asserted by the purchasers of the Notes or the current holders of the Notes that arise from the rescission of a purchase or sale of a security of the Debtor or of an Affiliate of the Debtor, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution Allowed under section 502 of the Bankruptcy Code on account of such Claim.

“Notes” shall mean collectively the 6.0% Notes and the 6.5% Notes.

“NRS” shall mean the Nevada Revised Statutes.

“Objection(s)” shall mean any objection, application, motion, complaint or any other legal proceeding seeking, in whole or in part, to disallow, determine, liquidate, classify, reclassify, or establish the priority, expunge, subordinate, or estimate any Claim.

“Other Priority Claim” shall mean any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

“Person” shall have the meaning ascribed to such term in section 101(41) of the Bankruptcy Code.

“Petition Date” shall mean August 19, 2011.

“Plan” shall mean the plan of reorganization of the Debtor under chapter 11 of the Bankruptcy Code, dated August 30, 2012, as it may be altered, amended, modified, or supplemented with any Plan Supplement from time to time including in accordance with the Bankruptcy Code or the Bankruptcy Rules. [Docket No. 655, Ex. A]

“Plan Supplement” shall mean the supplement to the Plan Filed with the Bankruptcy Court. [Docket No. 591]

“PRC Subsidiaries” shall mean Shandong Haize Nanomaterials Co., Ltd., Shandong Bangsheng Chemical Co., Ltd., Shaanxi Haize Nanomaterials Co., Ltd., Zibo Jiaze Nanomaterials Co., Ltd. and Anhui Yuanzhong Nanomaterials Co., Ltd, each of which are (i) direct subsidiaries of Faith Bloom, (ii) indirect subsidiaries of the Debtor and (iii) organized under the laws of the People’s Republic of China.

“Priority Tax Claim” shall mean a Claim of a Governmental Unit of the kind specified under section 507(a)(8) of the Bankruptcy Code.

“Professional” or collectively “Professionals,” shall mean a Person or Entity employed in accordance with sections 327, 328, or 1103 of the Bankruptcy Code and entitled to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code, or for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code, which term expressly excludes any ordinary course professional retained pursuant to the Order Authorizing Debtor to Employ Professionals in the Ordinary Course of Business [Docket No. 198] and any professional not retained on or after the Petition Date.

“Professional Fee Claims” shall mean all fees and expenses (including transaction fees and success fees) for services rendered by Professionals in connection with the Chapter 11 Case on or prior to the Effective Date.

“Pro Rata” shall mean the proportion that an Allowed Claim or Equity Interest in a particular Class bears to the aggregate amount of (a) Allowed Claims and/or Equity Interests in such Class as of the date of determination, plus (b) Disputed Claims and/or Equity Interests in such Class as of the date of determination, in their aggregate face amounts or such other amount: (i) as calculated by the Debtor or the Liquidating Trustee, as applicable, on or before the date of any such Distribution, (ii) as determined by an Order of the Bankruptcy Court estimating such Disputed Claim or Equity Interest, or (iii) as directed by a Final Order of the Bankruptcy Court.

“Reserves” shall mean, collectively, the Disputed Administrative, Priority Tax, Priority Non-Tax and Secured Claims Reserve, the Disputed General Unsecured Claims Reserve, the Disputed Noteholders’ Securities Claim Reserve, the Disputed Shareholders’ Securities Reserve, the Disputed Equity Interest Reserve and the Liquidating Trust Expense Reserve.

“Schedules” shall mean the schedules of assets and liabilities, schedules of Executory Contracts and statement of financial affairs Filed by the Debtor pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as the same may have been amended, modified or supplemented from time to time [Docket Nos. 141 and 579].

“SEC Proof of Claim” shall mean the proof of claim filed in the Chapter 11 Case on February 15, 2012 by the United States Securities and Exchange Commission, as the same may be later amended, supplement or otherwise modified.

“Secured Claim” shall mean a Claim that is secured by a valid lien on property in which the Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Holder of such Claim’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506 of the Bankruptcy Code or, in the case of setoff, section 553 of the Bankruptcy Code.

“Shareholders’ Securities Claims” shall mean (i) any Claim asserted by the Debtor’s current or former shareholders that arises from the rescission of a purchase or sale of a security of the Debtor or of an Affiliate of the Debtor, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution Allowed under section 502 of the Bankruptcy Code on account of such Claim and (ii) the Claim asserted against the Debtor as evidenced by the SEC Proof of Claim.

“Solicitation Procedures Order” shall mean the Order (A) Approving the Disclosure Statement, (B) Establishing Procedures for the Solicitation and Tabulation of Votes to Accept or Reject the Chapter 11 Plan of Liquidation (C) Scheduling a Hearing to Consider Confirmation of the Plan of Liquidation, and (D) Establishing Notice and Objection Procedures in Respect Thereof entered by the Bankruptcy Court. [Docket No. 545]

“Tax” or “Taxes” shall mean all income, gross receipts, sales, use, transfer, payroll, employment, franchise, profits, property, excise, or other similar taxes, estimated import duties, fees, stamp taxes, and duties, value added taxes, assessments, or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax, or additional amounts imposed by any taxing authority of a Governmental Unit with respect thereto.

“Unclaimed Distributions” shall mean any undeliverable or unclaimed Distributions.

“Voting Deadline” shall mean August 16, 2012, at 5:00 p.m. (prevailing Pacific time), the date and time by which all ballots to accept or reject the Plan must be received in order to be counted, as set forth by the Solicitation Procedures Order.

1.2          Principles of Interpretation.

a.           The definitions in this Agreement shall apply equally to the singular and plural forms of the terms defined.

b.           The words “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the phrase “without limitation”.

c.           The word “or” is not exclusive.

d.           Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

Article II
NAME OF TRUST AND LIQUIDATING TRUSTEE

2.1         Name of Liquidating Trust.

The name of the Liquidating Trust is the ShengdaTech Liquidating Trust.

2.2         Initial Liquidating Trustee.

Michael Kang is hereby appointed to serve as the initial Liquidating Trustee under the Plan, and hereby accepts this appointment and agrees to serve in such capacity effective upon the Effective Date of the Plan and pursuant to the terms of the Plan and this Agreement. A successor Liquidating Trustee shall be appointed as set forth in Article 13.1 hereof in the event the Liquidating Trustee is removed or resigns pursuant to this Agreement or if the Liquidating Trustee otherwise vacates the position.

Article III
DUTIES AND POWERS OF THE LIQUIDATING TRUSTEE

3.1         Generally

Except as otherwise provided in this Agreement, the Plan or the Confirmation Order, the Liquidating Trustee shall control and exercise authority over the Liquidating Trust Assets and shall be responsible for liquidating and administering (or abandoning, as the case may be) the Liquidating Trust Assets and taking actions on behalf of, and representing, the Liquidating Trust. The Liquidating Trustee shall have the authority to bind the Liquidating Trust within the limitations set forth herein, but shall for all purposes hereunder be acting in the capacity of Liquidating Trustee and not individually.

3.2         Scope of Authority of Liquidating Trustee

Within the limitations set forth herein, and subject to the oversight provisions set forth in this Agreement (including the approval rights of the Liquidating Trust Advisory Board set forth in Article 5.4 below), the responsibilities and authority of the Liquidating Trustee shall be the following (and activities reasonably incidental thereto):

a.           holding legal title (on behalf of the Liquidating Trust as Liquidating Trustee, but not individually) to and administering the Liquidating Trust Assets, including the Causes of Action and any rights held by the Liquidating Trust in any case or proceeding under the Bankruptcy Code, similar state laws, foreign insolvency laws or otherwise and to receive any distribution therein, in each case, on any terms and conditions as he may determine in good faith based on the best interests of the Liquidating Trust Beneficiaries;

b.           protecting and enforcing the rights to the Liquidating Trust Assets vested in the Liquidating Trust by the Plan by any method deemed appropriate in his reasonable business judgment, including by judicial proceedings or pursuant to any applicable bankruptcy, insolvency, moratorium or similar law and general principles of equity;

c.           selling or liquidating the Liquidating Trust Assets subject to Article 6.3 of the Plan;

d.           making Distributions as contemplated herein and under the Plan;

e.           investing funds (in the manner set forth in Article 3.7 herein), making distributions and paying any other obligations owed by the Liquidating Trust from the Liquidating Trust Assets as provided herein and in the Plan;

f.            conducting an analysis of Administrative Claims, Priority Tax Claims, Other Priority Claims, Secured Claims, General Unsecured Claims, Noteholders’ Securities Claims, Shareholders’ Securities Claims and Equity Interests, and prosecuting objections thereto or settling or otherwise compromising such Claims if necessary and appropriate;

g.           establishing and maintaining the Reserves in accordance with the terms of the Plan;

h.           entering into loans, including from Creditors, and accepting investments, including from Creditors, and, with the approval of the Liquidating Trust Advisory Board, repaying such Creditors with, inter alia, interest, fees, success fees, bonuses, and/or additional percentage recoveries;

i.            funding (i) Faith Bloom in furtherance of the efforts of Faith Bloom to gain control of the PRC Subsidiaries and (ii) the PRC Subsidiaries once Faith Bloom gains control thereof;

j.            pledging the assets of the Debtor, Faith Bloom and/or the PRC Subsidiaries to secure loans or back guaranty obligations in connection with the ongoing litigation in the PRC or otherwise;

k.           purchasing such insurance coverage as the Liquidating Trustee, in his reasonable business judgment, deems necessary and appropriate with respect to the liabilities and obligations of the Liquidating Trustee and the Liquidating Trust Advisory Board (in the form of an errors and omissions policy, fiduciary policy or otherwise);

l.            purchasing such insurance coverage as the Liquidating Trustee, in his reasonable business judgment, deems necessary and appropriate with respect to real and personal property which may be or may become Liquidating Trust Assets;

m.          negotiating buybacks, settlements, liquidations, compromises or other resolutions of the D&O Policies, the proceeds of which may become Liquidating Trust Assets, subject to Article 6.3 of the Plan;

n.           filing appropriate tax returns in the exercise of his fiduciary obligations;

o.           retaining such professionals as are necessary and appropriate in furtherance of his fiduciary obligations;

p.           facilitating the prosecution or settlement of objections to or estimations of Claims asserted against the Liquidating Trust or the Liquidating Trust Assets;

q.           calculating and implementing Distributions to the Liquidating Trust Beneficiaries in accordance with the Plan and this Agreement;

r.            withholding from the Distributions such amount as may be sufficient to pay any tax or other charge which the Liquidating Trustee has determined may be required to be withheld therefrom under the income tax laws of the United States or of any state or political subdivision thereof;

s.           entering into any agreement or executing any document or instrument required by or consistent with the Plan, the Confirmation Order, or this Agreement and performing all obligations thereunder;

t.            taking such actions as are necessary to pursue, prosecute, resolve or compromise, as appropriate, all Causes of Action;

u.           filing all required tax and information returns for the Liquidating Trust as a grantor trust pursuant to Treas. Reg. §1.671-4(a) and making all tax elections for and on behalf of the Liquidating Trust;

v.           paying all lawful expenses, debts, charges, taxes and liabilities of the Liquidating Trust;

w.          receiving reasonable compensation for performing services as Liquidating Trustee in accordance with this Agreement and paying the reasonable fees, costs and expenses of any professionals retained by the Liquidating Trustee in accordance with the applicable provisions of this Agreement;

x.           implementing, enforcing, or discharging all of the terms, conditions, and all other provisions of, and all duties and obligations under, the Plan, the Confirmation Order, and this Agreement;

y.           undertaking all administrative function remaining in the Chapter 11 Case, including the ultimate closing of the Chapter 11 Case;

z.           taking such actions as are necessary to winddown the Debtor, including, without limitation, filing tax returns and taking any actions necessary to dissolve the Debtor under Nevada law; and

aa.         taking such other actions as are necessary and reasonable to carry out the purposes of the Liquidating Trust.

3.3         Obligations to Liquidating Trust and Beneficiaries

In all circumstances, the Liquidating Trustee shall act in the best interests of the Liquidating Trust Beneficiaries and in furtherance of the purpose of the Liquidating Trust, and shall use the same degree of care and skill as a prudent person would use under the circumstances.

Notwithstanding the foregoing, other than the obligations of the Liquidating Trustee enumerated herein, under the Plan and under the Confirmation Order (and matters reasonably incidental thereto), the Liquidating Trustee shall have no duties or obligations of any kind or nature respecting implementation of the Plan or this Agreement.

3.4         General Authority of the Liquidating Trustee

Unless specifically stated otherwise herein, the Liquidating Trustee shall not be required to obtain Bankruptcy Court approval with respect to any proposed action or inaction: (a) authorized in or contemplated by this Agreement or (b) authorized in or contemplated by the Plan.

3.5         Limitation of Liquidating Trustee’s Authority; No On-Going Business

Notwithstanding anything to the contrary under applicable law, this Agreement or the Plan, the authority of the Liquidating Trustee is limited as follows:

(a)          The Liquidating Trustee shall have no power or authority except as set forth in this Agreement or in the Plan.

(b)          The Liquidating Trustee shall not be authorized to engage in any trade or business with respect to the Liquidating Trust Assets or any proceeds therefrom except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Liquidating Trust. The Liquidating Trustee shall take such actions consistent with the prompt, orderly liquidation of the Liquidating Trust Assets as required by applicable law and consistent with the treatment of the Liquidating Trust as a liquidating trust under Treas. Reg. § 301.7701-4(d), to the extent such actions are permitted by this Agreement. The Liquidating Trustee shall not take, or fail to take, any action that would jeopardize treatment of the Liquidating Trust as a “liquidating trust” for federal income tax purposes.

3.6         Other Activities

The Liquidating Trustee shall be entitled to be employed by third parties while performing the duties required under the Plan and this Agreement, so long as such other employment does not involve holding or representing any interest adverse to the interests of the Liquidating Trust, or otherwise preclude or impair the Liquidating Trustee from performing his respective duties under the Plan and this Agreement.

3.7         Investment and Safekeeping of Liquidating Trust Assets

All monies and other assets received by the Liquidating Trustee shall, until distributed or paid over as herein provided, be segregated from all other monies and assets of the Liquidating Trustee, and further, shall be held in trust for the benefit of the Liquidating Trust Beneficiaries, but need not be segregated from other Liquidating Trust Assets, unless and to the extent required by the Plan. The Liquidating Trustee shall promptly invest any such monies in the manner set forth in this Article 3.7, but shall otherwise be under no liability for interest or income on any monies received by the Liquidating Trust hereunder and held for distribution or payment to the Liquidating Trust Beneficiaries, except as such interest shall actually be received. Investment of any monies held by the Liquidating Trust shall be administered in accordance with the general duties and obligations hereunder. The right and power of the Liquidating Trustee to invest the Liquidating Trust Assets transferred to the Liquidating Trust, the proceeds thereof, or any income earned by the Liquidating Trust, shall be limited to the right and power to invest such Liquidating Trust Assets (pending distributions in accordance with the Plan) as set forth herein; provided, however, the Liquidating Trust’s right and power to make such investments shall be limited to the power to invest in demand and time deposits in banks or savings institutions, or temporary investments such as short term certificates of deposit or Treasury bills or other investments that a “liquidating trust” within the meaning of Treasury Regulation Section 301.7701-4(d) may be permitted to hold, pursuant to the Treasury Regulations or any modification in the IRS guidelines.

Article IV
TERM AND COMPENSATION FOR LIQUIDATING TRUSTEE

4.1         Compensation

(a)          The Liquidating Trustee is entitled to receive compensation as outlined below for services rendered on behalf of the Liquidating Trust on an hourly basis and reimbursement of all reasonable, out-of-pocket expenses which shall be charged against and paid out of the Liquidating Trust Assets:

Michael Kang	$695

(b)          In addition, when utilizing A&M or their respective personnel as Liquidating Trustee Professionals and Liquidating Trustee Non-Professionals as set forth in Article 16.1, A&M shall receive compensation on an hourly basis and reimbursement of all reasonable, out-of-pocket expenses in accordance with the terms of its engagement letter, which compensation and expenses shall be charged against and paid out of the Liquidating Trust Assets as follows:

Paul Forgue	$625
Sam Tai	$585
Sharon Shen	$475
Support Staff (as needed)	Various

(c)          Fees and expenses incurred by the Liquidating Trustee, including fees and expenses of the Liquidating Trustee’s professionals, shall be paid from the Liquidating Trust Expense Reserve in accordance with Article VII of the Plan and Article VI of this Agreement.

4.2         Termination

The duties, responsibilities and powers of the Liquidating Trustee will terminate on the date the Liquidating Trust is dissolved under applicable law in accordance with the Plan, or by an order of the Bankruptcy Court.

4.3         No Bond

The Liquidating Trustee shall not be obligated to obtain a bond but may do so, in his reasonable business judgment, in which case the expense incurred by such bonding shall be paid by the Liquidating Trust.

4.4         Removal

The Liquidating Trustee may be removed, with or without cause, by the unanimous vote (at a meeting or by written consent) of the members of the Liquidating Trust Advisory Board.  Such removal shall become effective on the date specified in such action by the Liquidating Trust Advisory Board.

4.5         Resignation

The Liquidating Trustee may resign by giving not less than sixty (60) days’ prior written notice thereof to the Liquidating Trust Advisory Board, the Bankruptcy Court and any parties in interest requesting notice in the Chapter 11 Case.

Article V
Liquidating Trust Advisory Board

5.1         Appointment of the Liquidating Trust Advisory Board.

(a)          As of the Effective Date, the Liquidating Trust Advisory Board shall be appointed to consult with the Liquidating Trustee from time to time on various matters as set forth herein, and to exercise those rights and the duties set forth herein. The Liquidating Trust Advisory Board shall be comprised of not less than three (3) members and no more than seven (7) members, each of whom will initially be appointed by the Committee and thereafter by the members of the Liquidating Trust Advisory Board in accordance with the terms of this Agreement. The initial members of the Liquidating Trust Advisory Board shall be designated in the Plan Supplement. The number of members initially constituting the entire Liquidating Trust Advisory Board shall be set forth in the Plan Supplement. On or after the Effective Date, the number of members of the Liquidating Trust Advisory Board shall, subject to the parameters set forth in the second sentence of this Article 5.1(a), be fixed from time to time by the Liquidating Trust Advisory Board by a vote of the majority of the total number of members which the Liquidating Trust Advisory Board would have if there were no vacancies at such time. Without limiting the generality of the foregoing, in no event shall the number of members of the Liquidating Trust Advisory Board at any time be decreased to a number less than the number of members in office at such time.

(b)          Each member of the Liquidating Trust Advisory Board shall designate (i) one or more representatives who shall attend meetings of and participate in other activities of the Liquidating Trust Advisory Board, and (ii) an alternate representative to attend meetings and participate in other activities of the Liquidating Trust Advisory Board when the representatives designated pursuant to clause (i) above are unavailable.  For the avoidance of doubt, such representatives shall only be recognized for so long as the member of the Liquidating Trust Advisory Board who made such designation continues to be a member of the Liquidating Trust Advisory Board.

(c)                        Notwithstanding anything to the contrary, the Liquidating Trust Advisory Board shall not take any action that will cause the Liquidating Trust to fail to qualify as a “liquidating trust” for United States federal income tax purposes.

(d)                        A quorum for meetings of the Liquidating Trust Advisory Board shall consist of a majority of the non-recused members of the Liquidating Trust Advisory Board then serving; provided, however, that, for purposes of determining whether a quorum is present at such a meeting, a member of the Liquidating Trust Advisory Board shall be deemed present if a representative of the member is attending in person, by telephone or by proxy, unless such representative is attending solely to protest the meeting in question.

(e)                        Except as expressly provided herein, the affirmative vote of a majority of the members of the entire Liquidating Trust Advisory Board then in office shall be the act of the Liquidating Trust Advisory Board with respect to any matter that requires the determination, consent, approval or agreement of such board.  Any or all of the members of the Liquidating Trust Advisory Board may participate in a regular or special meeting by, or conduct the meeting through the use of, conference telephone or similar communications equipment by means of which all persons participating in the meeting may hear each other, in which case any required notice of such meeting may generally describe the arrangements (rather than or in addition to the place) for the holding thereof.  Any member of the Liquidating Trust Advisory Board participating in a meeting by this means is deemed to be present in person at the meeting.  In all matters submitted to a vote of the Liquidating Trust Advisory Board, each Liquidating Trust Advisory Board member shall be entitled to cast one vote, which vote shall be cast personally by such Liquidating Trust Advisory Board member or by proxy.  In a matter in which the Liquidating Trustee cannot obtain direction or authority from the Liquidating Trust Advisory Board, the Liquidating Trustee may file a motion requesting such direction or authority from the Bankruptcy Court.

(f)                        A Liquidating Trust Advisory Board member and its representative shall be recused from the Liquidating Trust Advisory Board’s deliberations and votes on any matters as to which such member has a conflicting interest.   If a Liquidating Trust Advisory Board member or its representative does not recuse itself from any such matter, that Liquidating Trust Advisory Board member and its representative may be recused from such matter by the unanimous vote of the remaining members of the Liquidating Trust Advisory Board that are not recused or are required to be recused from the matter.

(g)                        Any action required or permitted to be taken by the Liquidating Trust Advisory Board at a meeting may be taken without a meeting if the action is taken by unanimous written consent of those Liquidating Trust Advisory Board members not recused or required to be recused as evidenced by one or more written consents describing the action taken, signed by the Liquidating Trust Advisory Board and filed with the minutes or proceedings of the Liquidating Trust Advisory Board.

(h)                        The authority of the members of the Liquidating Trust Advisory Board shall be effective as of the Effective Date and shall remain and continue in full force and effect until the Liquidating Trust is dissolved in accordance with Article XVII hereof.  The service of the members of the Liquidating Trust Advisory Board shall be subject to the following:

(i)          each member of the Liquidating Trust Advisory Board shall serve until the earlier of (I) such member’s death or resignation pursuant to clause (ii) below, (II) such member’s Allowed Claims being paid in full, including any postpetition interest to which such holder may be entitled (if applicable), or (III) such member’s removal pursuant to clause (iv) below;

(ii)         a member of the Liquidating Trust Advisory Board may resign at any time by providing a written notice of resignation to the remaining members of the Liquidating Trust Advisory Board and the Liquidating Trustee.  Such resignation shall be effective on the date specified in the notice;

(iii)        if applicable, a member of the Liquidating Trust Advisory Board shall promptly notify the other members of the Liquidating Trust Advisory Board and the Liquidating Trustee of the payment in full of its Allowed Claims;

(iv)        the members of the Liquidating Trust Advisory Board may be removed by the unanimous vote of the other members of the Liquidating Trust Advisory Board only for (I) fraud or willful misconduct in connection with the affairs of the Liquidating Trust, or (II) cause and shall not be subject to removal without cause;

(v)         in the event of a vacancy on the Liquidating Trust Advisory Board for any reason, a new member may be appointed by the vote of the Liquidating Trust Advisory Board.  The appointment of a successor member of the Liquidating Trust Advisory Board shall be evidenced by the filing with the Bankruptcy Court of a notice of appointment, which notice shall include the name, address and telephone number of the successor member of the Liquidating Trust Advisory Board; and

(vi)        immediately upon appointment of any successor member of the Liquidating Trust Advisory Board, all rights, powers, duties, authority and privileges of the predecessor member of the Liquidating Trust Advisory Board hereunder shall be vested in and undertaken by the successor member of the Liquidating Trust Advisory Board without any further act; and the successor member of the Liquidating Trust Advisory Board shall not be liable personally for any act or omission of the predecessor member of the Liquidating Trust Advisory Board.

5.2         Standard of Care; Business Judgment of the Liquidating Trust Advisory Board

The Liquidating Trust Advisory Board shall exercise its business judgment for the benefit of the Liquidating Trust Beneficiaries in order to maximize the value of the Liquidating Trust Assets and Distributions, giving due regard to the cost, risk, and delay of any course of action.

5.3         Reports to the Liquidating Trust Advisory Board.

Notwithstanding any other provision of this Agreement, the Liquidating Trustee shall report to the Liquidating Trust Advisory Board on a regular basis, not less than four (4) times per year. The Liquidating Trustee shall also prepare and make available such additional reports regarding the Liquidating Trust as are reasonably requested by the Liquidating Trust Advisory Board.

5.4         Actions Requiring Liquidating Trust Advisory Board Approval.

The Liquidating Trustee shall submit to the Liquidating Trust Advisory Board for its review and prior approval (by the non-recused members of the Liquidating Trust Advisory Board) prior to taking any action regarding any of the following matters:

(a)          The commencement, prosecution, settlement, compromise, withdrawal, or other resolution of any Cause of Action by the Liquidating Trustee where the amount sought to be recovered in the complaint or other document initiating such Cause of Action exceeds $50,000;

(b)          The sale, transfer, assignment, or other disposition of any non-cash Liquidating Trust Assets having a valuation in excess of $50,000;

(c)          The abandonment of any non-cash Liquidating Trust Assets having a valuation of at least $50,000;

(d)          The prosecution of objections to Claims, or the commencement, settlement, compromise, withdrawal, or other resolution of any Disputed Claims, wherein the amount of the asserted Claim exceeds $50,000;

(e)          The borrowing of any funds by the Liquidating Trustee or the Liquidating Trust or pledge of any portion of the Liquidating Trust Assets;

(f)          The selection, retention, or termination of any professional Person or Entity by the Liquidating Trustee after the Effective Date;

(g)          Any matter which could reasonably be expected to have a material effect on the amount of Distributions to be made by the Liquidating Trustee;

(h)          The exercise of any right or action set forth in this Agreement that expressly requires approval of the Liquidating Trust Advisory Board, unless the applicable provision expressly requires unanimous approval of the Liquidating Trust Advisory Board for the exercise of any such right or action, or as required under this Agreement;

(i)          All investments authorized to be made by the Liquidating Trustee under this Agreement;

(j)          The setting of a Distribution Date or a Distribution Record Date; or

(k)          Any Distribution to the Liquidating Trust Beneficiaries of cash or other Liquidating Trust Assets.

5.5         [Intentionally omitted].

5.6         Compensation of Liquidating Trust Advisory Board

In performance of their duties under this Agreement, members of the Liquidating Trust Advisory Board shall be entitled to receive reasonable compensation in connection with their duties, payable quarterly, without further order of the Bankruptcy Court, in a reasonable amount that the Liquidating Trust Advisory Board may deem appropriate, plus reimbursement of reasonable out-of-pocket expenses, which expenses shall be subject to the Liquidating Trustee’s review. Such compensation and expenses shall be paid from the Liquidating Trust Expense Reserve.

5.7         Confidentiality.

Each member of the Liquidating Trust Advisory Board shall at all times hold strictly confidential and not use for personal gain any material, non-public information of or pertaining to any entity to which any of the Liquidating Trust Assets relate or of which such member has become aware in its capacity as a member of the Liquidating Trust Advisory Board, except as otherwise required by law.

Article VI
PROVISIONS REGARDING RESERVES AND DISTRIBUTIONS

6.1         Establishment of Reserves

(a)          On the Effective Date and prior to making any Distributions, the Liquidating Trustee shall establish the Liquidating Trust Expense Reserve, and shall transfer thereto the amount of cash as deemed necessary by the Liquidating Trustee to fund the expenses of the Liquidating Trust in accordance with the provisions of the Plan.

(b)          On the Effective Date and prior to making any Distributions, the Liquidating Trustee shall establish the Disputed Administrative, Priority Tax, Priority Non-Tax, and Secured Claims Reserve and shall transfer thereto the amount of cash as deemed necessary by the Liquidating Trustee to fund the Disputed Administrative, Priority Tax, Priority Non-Tax, and Secured Claims Reserve in accordance with the provisions of the Plan.

(c)          As soon as reasonably practicable, but prior to making any Distribution to Holders of General Unsecured Claims, the Liquidating Trustee shall establish the Disputed General Unsecured Claims Reserve and shall reserve thereto the amount of cash as deemed necessary by the Liquidating Trustee to fund the Disputed General Unsecured Claims Reserve in accordance with the provisions of the Plan.

(d)          If and when appropriate, and in all events prior to making any Distribution to Holders of Noteholders’ Securities Claims, the Liquidating Trustee shall establish the Disputed Noteholders’ Securities Claims Reserve and shall reserve thereto the amount of cash as deemed necessary by the Liquidating Trustee to fund the Disputed Noteholders’ Securities Claims Reserve in accordance with the provisions of the Plan.

(e)          If and when appropriate, and in all events prior to making any Distribution to Holders of Shareholders’ Securities Claims, the Liquidating Trustee shall establish a reserve to fund the Disputed Shareholders’ Securities Claims in accordance with the provisions of the Plan.

(f)          If and when appropriate, and in all events prior to making any Distribution to Holders of Equity Interests, the Liquidating Trustee shall establish a reserve to fund the Disputed Equity Interests in accordance with the provisions of the Plan.

6.2         Funding of Reserves

(a)          With respect to the Liquidating Trust Expense Reserve, the amount of cash deposited into such reserve shall be equal to the amount of cash necessary to fund the expenses expected to be incurred by the Liquidating Trust as determined, in the Liquidating Trustee’s discretion with the approval of the Liquidating Trust Advisory Board.

(b)          With respect to the Disputed Administrative, Priority Tax, Priority Non-Tax and Secured Claims Reserve, the Disputed General Unsecured Claims Reserve and the Disputed Noteholders’ Securities Claims Reserve, the amount of cash deposited into each of the foregoing reserves shall be equal to the percentage of cash or other distributable property that Holders of Disputed Claims in each reserve would be entitled under the Plan if such Disputed Claims were Allowed Claims in the amount of such Disputed Claim or such lesser amount as authorized in Article 7.2(c) of the Plan and Article 6.2(c) hereof. To the extent that the Liquidating Trustee determines, in his discretion, to establish one or more reserves for Shareholders’ Securities Claims or Equity Interests, such reserves would be similarly funded.

(c)          For the purposes of effectuating the provisions of Article VII of the Plan and Article VI hereof and the Distributions to Holders of Allowed Claims, the Liquidating Trustee may, at any time and regardless of whether an objection to a Disputed Claim has been brought, request that the Bankruptcy Court estimate, set, fix, or liquidate the amount of such Disputed Claims pursuant to section 502(c) of the Bankruptcy Code, in which event the amounts so estimated, fixed, or liquidated shall be deemed the Allowed amounts of such Claims for purposes of Distribution under the Plan and establishment of the necessary Reserve. In lieu of estimating, fixing or liquidating the amount of any Disputed Claims or Disputed Equity Interests, the Bankruptcy Court may determine the amount to be reserved for such Disputed Claims or Disputed Equity Interests (singularly or in the aggregate), or such amount may be fixed by an agreement in writing by and between the Liquidating Trustee and the Holder of such Disputed Claims or Disputed Equity Interests. The amount at which a Disputed Claim or Disputed Equity Interest is fixed based upon an estimation or reserve established by the Bankruptcy Court under this Article 6.2(c) shall be the cap on the amount the Holder of such Claim or Equity Interest may recover on account of such Claim or Equity Interest under the Plan.

(d)          Notwithstanding the foregoing, nothing in the Plan or the Confirmation Order, or any related document, agreement, instrument or order shall prohibit the Liquidating Trustee from using Liquidating Trust Assets and other reserve amounts to fund Liquidating Trust Expense Reserve.

6.3         Disbursing Agent. The Debtor shall be the Disbursing Agent on the Effective Date and thereafter the Liquidating Trustee shall be the Disbursing Agent. In his discretion, the Liquidating Trustee may employ or contract with other Persons or Entities to assist in or make the Distributions required by the Plan.

6.4         Distributions by Liquidating Trustee. Within the time periods provided in Article 7.6 of the Plan and Article 6.6 hereof, the Liquidating Trustee shall, if necessary in his reasonable judgment, make periodic and final distributions of the proceeds of the Liquidating Trust Assets in accordance with the terms of the Plan. The Liquidating Trustee may withhold from amounts distributable to any Person any and all amounts, determined in the Liquidating Trustee’s reasonable sole discretion, to be required by any law, regulation, rule, ruling, directive or other governmental requirement.

The Liquidating Trustee intends to make Distributions directly to Noteholders and Shareholders holding Allowed Claims and Equity Interests, as applicable. Prior to making any such Distributions, the applicable Noteholders and/or Shareholders may receive notice of such Distributions and requests for information from such Noteholders and/or Shareholders, and the Liquidating Trustee may condition any Distribution to any Noteholder or Shareholder upon receipt of such information.

In addition, the Liquidating Trustee shall require any Liquidating Trust Beneficiary or other distributee to furnish to the Liquidating Trustee in writing an Employer Identification Number or Taxpayer Identification Number as assigned by the IRS, and the Liquidating Trustee may condition any Distribution to any Liquidating Trust Beneficiary or other distributee upon receipt of such identification number.

Five (5) Business Days prior to the making of any Distributions contemplated hereunder to holders of Allowed Claims or Allowed Interests, the Liquidating Trustee shall file with the Bankruptcy Court written notice of any such Distribution, which notice shall include a summary of the aggregate amounts to be distributed.

6.5         Distributions on Account of Allowed Shareholders’

Securities Claims and Allowed Equity Interests.

Pursuant to section 510(b) of the Bankruptcy Code, a Holder of an Allowed Shareholders’ Securities Claim and/or an Allowed Equity Interest shall not receive any Distribution under the Plan unless and until all Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, Allowed Secured Claims, Allowed General Unsecured Claims and Allowed Noteholders’ Securities Claims have been satisfied in full.

6.6         Timing of Distributions.

(a)          The Debtor, or the Liquidating Trustee as applicable, shall pay each Allowed Administrative Claim, Allowed Priority Tax Claim, Allowed Other Priority Claim, and Allowed Secured Claim on or as soon as practicable after the latest of:

1.          the Effective Date of the Plan,

2.          the date on which such Claim becomes an Allowed Claim by Final Order,

3.          the date on which, in the ordinary course of business, such Allowed Claim becomes due, and

4.          such other date as may be agreed upon by the Debtor or the Liquidating Trustee, as applicable, and the Holder of such Allowed Claim.

(b)          As soon as reasonably practicable after the payment in full of all Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, and Allowed Secured Claims, the Liquidating Trustee shall make an initial Distribution of the available cash and other distributable property component of the Liquidating Trust Assets in accordance with the provisions of the Plan and the Confirmation Order, to the extent practicable in the reasonable discretion of the Liquidating Trustee, with the approval of the Liquidating Trust Advisory Board, to the Holders of Allowed General Unsecured Claims. The Liquidating Trustee shall make periodic Distributions thereafter to Holders of Allowed General Unsecured Claims, as appropriate, in his discretion.

(c)          As soon as reasonably practicable after the payment in full of all Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, Allowed Secured Claims, and Allowed General Unsecured Claims and in accordance with the terms of Article 7.4 of the Plan, the Liquidating Trustee shall make an initial Distribution of the available cash or other distributable property component of the Liquidating Trust Assets in accordance with the provisions of the Plan and the Confirmation Order, to the extent practicable in the reasonable discretion of the Liquidating Trustee, with the approval of the Liquidation Trust Advisory Board, to the Holders of Allowed Noteholders’ Securities Claims. The Liquidating Trustee shall make periodic Distributions thereafter to Holders of Allowed Noteholders’ Securities Claims, as appropriate, in his discretion.

(d)          In accordance with Article 7.5 of the Plan and Article 6.5 hereof, after all Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, Allowed Secured Claims, Allowed General Unsecured Claims and all Allowed Noteholders’ Securities Claims have been satisfied, the Liquidating Trustee shall make periodic distributions of then available cash or other distributable property to Holders of Allowed Shareholders’ Securities Claims and Allowed Equity Interests.

(e)          Any cash remaining in the applicable Reserves after all Disputed Administrative Claims, Disputed Priority Tax Claims, Disputed Other Priority Claims, Disputed Secured Claims, Disputed General Unsecured Claims, Disputed Noteholders’ Securities Claims, Disputed Shareholders’ Securities Claims and Disputed Equity Interests have been resolved, and paid, as appropriate, and the costs and expenses of the Liquidating Trust have been fully paid, shall be available for Distributions in accordance with the Plan.

(f)          Once all Disputed Administrative Claims, Disputed Priority Tax Claims, Disputed Other Priority Claims and Disputed Secured Claims have been resolved, the Disputed Administrative, Priority Tax, Priority Non-Tax and Secured Claims Reserve shall be dissolved. Once the Disputed General Unsecured Claims have been resolved, the Disputed General Unsecured Claims Reserve shall be dissolved. Once the Disputed Noteholders’ Securities Claims have been resolved, the Disputed Noteholders’ Securities Claims Reserve shall be dissolved. To the extent that reserves are established for Disputed Shareholders’ Securities Claims and Disputed Equity Interests, once all Disputed Shareholders’ Securities Claims and Disputed Equity Interests are resolved, such reserves shall be dissolved. Once all costs and expenses of the Liquidating Trust have been paid in full in cash and the Liquidating Trust has been dissolved, the Liquidating Trust Expense Reserve shall be dissolved. No further action or order shall be necessary for such dissolution to be effective.

6.7         Distributions upon Allowance of Disputed Claims or Disputed Interests. The Holder of a Disputed Claim or a Disputed Equity Interest that becomes an Allowed Claim or an Allowed Equity Interest subsequent to the Effective Date shall receive a Distribution from the Liquidating Trust, if applicable, as soon as reasonably practicable following the date on which such Disputed Claim or Disputed Equity Interest becomes an Allowed Claim or an Allowed Equity Interest pursuant to a Final Order or by agreement of the parties in accordance with Article VII of the Plan. Such Distributions shall be made in accordance with the Plan based upon the Distributions that would have been made to such Holder under the Plan if the Disputed Claim had been an Allowed Claim or an Allowed Equity Interest on or prior to the Effective Date. No Holder of a Disputed Claim or a Disputed Equity Interest shall have any Claim against the Liquidating Trustee, the Liquidating Trust, the Debtor or the Estate with respect to such Disputed Claim or Disputed Equity Interest until such Disputed Claim or Disputed Equity Interest becomes an Allowed Claim or an Allowed Equity Interest, and no Holder of a Disputed Claim or a Disputed Equity Interest shall have any right to interest, dividends or other Distributions on such Disputed Claim or Disputed Equity Interest except as provided in the Plan.

6.8         Undeliverable and Unclaimed Distributions

(a)          Holding Undeliverable and Unclaimed Distributions. If the Distribution to any Holder of an Allowed Claim or Allowed Equity Interest is returned to the Liquidating Trustee as undeliverable or is otherwise unclaimed, no additional Distributions shall be made to such Holder unless and until the Liquidating Trustee is notified in writing of such Holder’s then-current address. Nothing contained in the Plan or this Agreement shall require the Debtor or the Liquidating Trustee to attempt to locate any Holder of an Allowed Claim or an Allowed Equity Interest.

(b)          After Distributions Become Deliverable. The Liquidating Trustee shall make all Distributions that have become deliverable or have been claimed on and after the Distribution Date as soon as reasonably practicable after such Distribution has become deliverable or has been claimed.

(c)          Failure to Claim Unclaimed/Undeliverable Distributions. Any Holder of an Allowed Claim or Allowed Equity Interest that does not assert a Claim pursuant to the Plan for an undeliverable or unclaimed Distribution (including uncashed checks) within six (6) months after the Distribution Date shall be deemed to have forfeited its right to such undeliverable or unclaimed Distribution and any subsequent Distribution on account of its Allowed Claim or Allowed Equity Interest and shall be forever barred and enjoined from asserting any such claim for an undeliverable or unclaimed Distribution or any subsequent Distribution on account of its Allowed Claim or Allowed Equity Interest against the Debtor, its Estate, the Liquidating Trust or their property. In such cases, Unclaimed Distributions shall be paid to Holders of Allowed Claims and/or Allowed Equity Interests on a Pro Rata basis according to the parameters set forth in Article IV of the Plan within the time periods provided in Article 7.6 of the Plan and Article 6.6 hereof, free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary.

(d)          Charitable Contribution. If there are any residual Unclaimed Distributions or De Minimis Distributions (as defined in Article 6.17 below) at the time of the dissolution of the Liquidating Trust, such residual Unclaimed Distributions and De Minimis Distributions shall be donated to a charitable organization as selected by the Liquidating Trustee with the approval of the Liquidating Trust Advisory Board, free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary.

6.9         Interest. Unless otherwise specifically provided for in the Plan or this Agreement, the Confirmation Order, or required by applicable bankruptcy law, post-petition interest shall not accrue or be paid on any Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim; provided, however, that Holders of Claims shall be entitled to reasonable interest as applicable under the agreement underlying such Claims before Holders of Noteholders’ Securities Claims, Shareholders’ Securities Claims and Equity Interests may receive a Distribution.  The reasonableness of the rate of interest shall be determined by the Liquidating Trustee in consultation with the Liquidating Trust Advisory Board, or by the Bankruptcy Court pursuant to an order.

6.10       No Distribution in Excess of Allowed Amount of Claim. Notwithstanding anything to the contrary herein, no Holder of an Allowed Claim will receive, in respect of such Claim, Distributions under the Plan in excess of the Allowed amount of such Claim.

6.11       Means of Cash Payment. Cash payments made pursuant to the Plan and this Agreement shall be in U.S. funds, by the means, including by check or wire transfer, determined by the Disbursing Agent, unless otherwise determined or agreed to by the Disbursing Agent.

6.12       Delivery of Distribution Except as otherwise set forth in the Plan or this Agreement, Distributions to Holders of Allowed Claims and Allowed Equity Interests shall be made (a) at the addresses set forth on the proofs of Claim Filed by such Holders (or at the last known addresses of such Holders if no proof of Claim is Filed or if the Disbursing Agent has been notified of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent, or (c) if no proof of Claim has been Filed and the Disbursing Agent has not received a written notice of a change of address, at the addresses reflected in the Schedules, if any.

6.13       Record Date for Distributions. The Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim or Allowed Equity Interest that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute only to those Holders of Allowed Claims or Allowed Equity Interests that are Holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date. The Disbursing Agent shall instead be entitled to recognize and deal for all purposes under the Plan or this Agreement with only those record holders stated on the official claims register as of the close of business on the Distribution Record Date.

6.14       No Distributions Pending Allowance. Notwithstanding any other provision of the Plan or this Agreement, no payments or Distributions by the Disbursing Agent shall be made with respect to all or any portion of a Disputed Claim or Disputed Equity Interest unless and until all Objections to such Disputed Claim or Disputed Equity Interest have been settled or withdrawn by agreement of the parties or have been determined by Final Order, and the Disputed Claim or Disputed Equity Interest has become an Allowed Claim or an Allowed Equity Interest; provided, however, that the Debtor or the Liquidating Trustee, may in their discretion, pay any undisputed portion of a Disputed Claim or Disputed Equity Interest.

6.15       Withholding and Reporting Requirements. In connection with the Plan and all Distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all Distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take any and all actions that may be reasonably necessary or appropriate to comply with such withholding and reporting requirements. Each Holder of an Allowed Claim or Allowed Equity Interest shall be required to provide any information necessary to affect information reporting and the withholding of such taxes. Notwithstanding any other provision of the Plan or this Agreement, each Holder of an Allowed Claim or an Allowed Equity Interest that is to receive a Distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding and other tax obligations, on account of such Distribution.

6.16       Setoffs. The Debtor or the Liquidating Trustee, as applicable, may, but shall not be required to, setoff against any Claim or Equity Interest and the payment or other Distribution to be made pursuant to the Plan and this Agreement in respect of such Claim or Equity Interest, claims of any nature whatsoever that the Debtor may have against the Holder of such Claim or Equity Interest; provided, however, neither the failure to do so nor the allowance of any Claim or Equity Interest hereunder shall constitute a waiver or release by the Disbursing Agent of any such claim that the Disbursing Agent may have against such Holder, unless otherwise agreed to in writing by such Holder and the Debtor or the Liquidating Trustee, as applicable.

6.17       De Minimis Distributions. Notwithstanding any provision in the Plan or this Agreement to the contrary, no payment of less than twenty-five dollars ($25.00) shall be made on account of any Allowed Claim or Allowed Equity Interest. All Distributions not made pursuant to this Article 6.17 shall be treated as Unclaimed Distributions and are subject to Article 6.8 hereof.

6.18       Extensions of Time. The Liquidating Trustee may File a motion to extend any deadlines for the making of Distributions hereunder prior to the occurrence of any such deadlines, to the extent necessary, which deadlines shall be deemed automatically extended after the Filing of such motion, and pending the entry of an order by the Bankruptcy Court extending any such deadline.

Article VII
TRUST FUNDING

7.1         Trust Funding

The Reserves shall be established and funded in accordance with Article VI of this Agreement and Article VII of the Plan. The costs and expenses of the Liquidating Trust, including the compensation to and reimbursement of expenses to the Liquidating Trustee, the compensation to and reimbursement of expenses to the Liquidating Trust Advisory Board and the fees, costs and expenses of all professionals retained by the Liquidating Trustee in connection with the performance of the Liquidating Trustee’s duties in connection with this Agreement, shall be paid from the Liquidating Trust Expense Reserve in accordance with Article VII of the Plan and Article VI hereof. The Liquidating Trust Expense Reserve shall not be subject to charge for claims against the Liquidating Trust, the Liquidating Trustee, the Liquidating Trust Advisory Board or the Debtor’s Estate. Any funds remaining in the Liquidating Trust Expense Reserve after completion of the Liquidating Trustee’s activities and full payment of all costs and expenses of the Liquidating Trust including the fees, costs and expenses of the Liquidating Trustee and the professionals retained by the Liquidating Trustee, shall be paid to the Liquidating Trust Beneficiaries according to the terms of the Plan and this Agreement.

Article VIII
PROVISIONS FOR CLAIMS OBJECTIONS AND ESTIMATION OF CLAIMS

8.1         Claims Objection Deadline; Prosecution of Claims Objections.

Except as otherwise provided for in the Plan or this Agreement, as soon as reasonably practicable after the Effective Date, but in no event later than the Claims Objection Deadline (unless extended, after notice to those Creditors who requested notice in accordance with Bankruptcy Rule 2002, by an Order of the Bankruptcy Court), the Liquidating Trustee shall File Objections to Claims and serve such Objections upon the Holders of each of the Claims to which Objections are made. Subject to the rights of the Independent Directors set forth in Article 6.3 of the Plan and subject to the approval rights of the Liquidating Trust Advisory Board set forth in Article 5.4, the Liquidating Trustee shall have the exclusive authority to file objections to, and to settle, compromise, withdraw or litigate to judgment in the Bankruptcy Court, or such other court having competent jurisdiction, objections to any and all Disputed Claims without approval of the Bankruptcy Court or notice to any party.

8.2         Estimation of Claims.

The Disbursing Agent may, at any time, request that the Bankruptcy Court estimate any Contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtor, the Committee, or the Liquidating Trustee previously objected to such Claim or whether the Bankruptcy Court has ruled on any such Objection. The Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation or a hearing concerning any objection to any Claim, including during the pendency of any appeal relating to any such Objection. Subject to the provisions of section 502(j) of the Bankruptcy Code, in the event that the Bankruptcy Court estimates any Contingent or unliquidated Claim, the amount so estimated shall constitute the maximum allowed amount of such Claim. If the estimated amount constitutes the maximum allowed amount of such Claim, the Debtor or the Liquidating Trustee, as applicable, may pursue supplementary proceedings to object to the allowance of such Claim. All of the aforementioned Objection, estimation and resolution procedures are intended to be cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

Article IX
LIABILITY AND EXCULPATION PROVISIONS

9.1         Liability, Indemnification of the Liquidating Trust Protected Parties

The Liquidating Trust Protected Parties shall not be liable for any act or omission of any other member, designee, agent, or representative of such Liquidating Trust Protected Parties, nor shall such Liquidating Trust Protected Parties be liable for any act or omission taken or not taken in their capacity as Liquidating Trust Protected Parties other than for specific acts or omissions resulting from such Liquidating Trust Protected Parties’ willful misconduct, gross negligence or fraud, or any conduct for which such Liquidating Trust Protected Party cannot be relieved from liability under NRS § 163.160 to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal). The Liquidating Trustee and the Liquidating Trust Advisory Board, and each member thereof, may, in connection with the performance of his or its functions, and in his or its sole and absolute discretion, consult with his or its, as applicable, attorneys, accountants, and financial advisors, and shall not be liable for any act taken, omitted to be taken, or suffered to be done in good faith in accordance with advice or opinions rendered by any such professionals, regardless of whether such advice or opinions are provided in writing. The Liquidating Trustee and the Liquidating Trust Advisory Board, and each member thereof, shall not be under any obligation to consult with his or its attorneys, accountants and financial advisors, and his or its determination not to do so shall not result in the imposition of liability on the Board or the Liquidating Trust Protected Parties, unless such determination is based on willful misconduct, gross negligence, or fraud, or any conduct for which such Liquidating Trust Protected Party cannot be relieved from liability under NRS § 163.160.

The Liquidating Trust shall indemnify and hold harmless the Liquidating Trust Protected Parties from and against and in respect of all liabilities, losses, damages, claims, costs, and expenses (including reasonable attorney’s fees, disbursements, and related expenses), which such Liquidating Trust Protected Parties may incur or to which such Liquidating Trust Protected Parties may become subject to in connection with any action, suit, proceeding, or investigation brought by or threatened against such Liquidating Trust Protected Parties arising out of or due to their acts or omissions or consequences of such acts or omissions, with respect to the implementation or administration of the Liquidating Trust or the Plan or the discharge of their duties hereunder; provided, however, that no such indemnification will be made to such Liquidating Trust Protected Parties for actions or omissions as a result of their willful misconduct, gross negligence, or fraud, or any other conduct for which such Liquidating Trust Protected Party cannot be relieved from liability under NRS § 163.160. Any claim of any Liquidating Trust Protected Party to be indemnified or held harmless shall be satisfied solely from the Liquidating Trust Assets or any applicable insurance coverage.  Notwithstanding any provision herein to the contrary, the Liquidating Trust Protected Parties shall be entitled to obtain advances from the Liquidating Trust to cover their reasonable expenses of defending themselves in any action brought against them as a result of the acts or omissions, actual or alleged, of a Liquidating Trust Protected Party in its capacity as such; provided, however, that the Liquidating Trust Protected Parties receiving such advances shall repay the amounts so advanced to the Liquidation Trust upon the entry of a final judgment by a court of competent jurisdiction (not subject to further appeal) finding that such Liquidating Trust Protected Parties were not entitled to any indemnity under the provisions of this Article 9.1.  The foregoing indemnity in respect of any Liquidating Trust Protected Party shall survive the termination of such Liquidating Trust Protected Party from the capacity for which they are indemnified.

9.2         Reliance by Liquidating Trustee and Liquidating Trust Advisory Board

Except as otherwise provided herein:

(a)          the Liquidating Trustee and each member of the Liquidating Trust Advisory Board may conclusively rely, and shall be protected from liability in acting upon or failing to act upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, or other paper or document reasonably believed by the Liquidating Trustee or such member to be genuine and to have been signed or presented by the properly authorized party or parties;

(b)          neither the Liquidating Trustee nor any member of the Liquidating Trust Advisory Board shall be liable for any action reasonably taken or not taken by it in reasonable reliance upon the advice of a Trustee Professional or Trustee Non-Professional;

(c)          persons providing services to the Liquidating Trustee and the Liquidating Trust Advisory Board shall look only to the Liquidating Trust Expense Reserves to satisfy any liability incurred by the Liquidating Trustee and the Liquidating Trust Advisory Board to such person in carrying out the terms of this Agreement, and neither the Liquidating Trustee nor any member of the Liquidating Trust Advisory Board shall have any personal obligation to satisfy any such liability, except to the extent that actions taken or not taken after the Effective Date by the Liquidating Trustee and the Liquidating Trust Advisory Board or its members are determined by a Final Order to be solely due to the Liquidating Trustee’s, or the Liquidating Trust Advisory Board’s, or such member’s own gross negligence, willful misconduct, fraud or breach of fiduciary duty, other than negligence, or any other conduct for which such Liquidating Trust Protected Party cannot be relieved from liability under NRS § 163.160; and

(d)          the Liquidating Trustee shall have no liability for any act or omission taken in good faith which has been approved by the Liquidating Trust Advisory Board.

9.3         Liquidating Trustee’s Delegation Powers

The Liquidating Trustee may execute any of his powers or duties hereunder either directly or by or though agents or attorneys (including Liquidating Trustee Professionals and Liquidating Trustee Non-Professionals) and the Liquidating Trustee shall not be responsible for any misconduct or negligence on the party of any such agent or attorney appointed by him with due care.

9.4         Liquidating Trustee’s Funds

No provision of this Agreement or the Plan shall require the Liquidating Trustee to expend or risk his own funds or otherwise incur any financial liability in the performance of any of his duties as Liquidating Trustee hereunder or under the Plan, or in the exercise of any of his rights or powers, if the Liquidating Trustee shall have reasonable grounds for believing that repayment of funds or adequate indemnity or security satisfactory to him against such risk or liability is not reasonably assured to him.

Article X
ESTABLISHMENT OF THE LIQUIDATING TRUST

10.1       Transfer of Assets to Liquidating Trust; Assumption of Liabilities

Pursuant to the Plan, the Debtor and the Liquidating Trustee hereby establish the Liquidating Trust on behalf of and for the benefit of the Liquidating Trust Beneficiaries to be treated as the grantors and deemed owners of the Liquidating Trust Assets, and the Debtor hereby transfers, assigns, and delivers to the Liquidating Trustee on behalf of and for the benefit of the Liquidating Trust Beneficiaries all of its right, title, and interest (whether legal, beneficial or otherwise) in and to the Liquidating Trust Assets, including Claims and Causes of Action of the Debtor, other than any Claims and Causes of Action expressly waived, exculpated or released in accordance with the provisions of the Plan, notwithstanding any prohibition of assignability under applicable non-bankruptcy law. Such transfer includes all rights to assert, waive or otherwise exercise any attorney-client privilege, work product protection or other privilege, immunity, or confidentiality provision vested in, or controlled by, the Debtor. The Liquidating Trustee (solely in his capacity as such) agrees to accept and hold the Liquidating Trust Assets for the benefit of the Liquidating Trust Beneficiaries, subject to the terms of the Plan and this Agreement.

10.2       Title to Assets

(a)          Notwithstanding any prohibition of assignability under applicable non-bankruptcy law, on the Effective Date and periodically thereafter if additional Liquidating Trust Assets become available, the Debtor shall be deemed to have automatically transferred to the Liquidating Trust all of its right, title, and interest in and to all of the Liquidating Trust Assets, and in accordance with section 1141 of the Bankruptcy Code, all such assets shall automatically vest in the Liquidating Trust free and clear of all Claims and liens, subject only to the Allowed Claims or Allowed Interests of the Liquidating Trust Beneficiaries as set forth in the Plan and the expenses of the Liquidating Trust as set forth in the Plan and in this Agreement. Thereupon, the Debtor shall have no interest in or with respect to the Liquidating Trust Assets or the Liquidating Trust.

(b)          For all federal income tax purposes, all Parties and Liquidating Trust Beneficiaries shall treat the transfer of the Liquidating Trust Assets by the Debtor to the Liquidating Trust, as set forth in this Article X and in the Plan, as a transfer of such assets by the Debtor to the Liquidating Trust Beneficiaries entitled to distributions under this Agreement, followed by a transfer by such Liquidating Trust Beneficiaries to the Liquidating Trust. Thus, the Liquidating Trust Beneficiaries shall be treated as the grantors and owners of a grantor trust for federal income tax purposes.

10.3       Valuation of Assets

As soon as reasonably practicable after the Effective Date, the Liquidating Trustee (to the extent that the Liquidating Trustee deems it necessary or appropriate in his reasonable discretion) shall value the Liquidating Trust Assets based on the good faith determination of the value of such Liquidating Trust Assets. The valuation shall be used consistently by all Parties and the Liquidating Trust Beneficiaries for all federal income tax purposes. The Bankruptcy Court shall resolve any dispute regarding the valuation of the Liquidating Trust Assets.

10.4       Issuance of Beneficial Interests in Liquidating Trust

On the Effective Date, the Holders of Claims and Interests in Classes 1 through 6 under the Plan will be entitled to beneficial interests in the Liquidating Trust, which entitle them to those distributions set forth in the Plan. Notwithstanding the foregoing or anything herein to the contrary, on the Effective Date, and subject to the paragraph below, the Liquidating Trust will only issue beneficial interests in the Liquidating Trust to the Holders of Class 1 Claims, Class 2 Claims or Class 3 Claims. Beneficial interests in the Liquidating Trust will be issued to the Holders of Claims in Classes 4, 5 and 6 when the Liquidating Trustee determines, with the approval of the Liquidating Trust Advisory Board, that such Holders of Claims in Classes 4, 5 or 6 are entitled to Distributions from the Liquidating Trust.

Notwithstanding the foregoing or anything to the contrary in the Plan, the Confirmation Order or this Liquidating Trust Agreement, the Liquidating Trust shall not issue any beneficial interests in the Liquidating Trust unless and until the Liquidating Trust receives a favorable ruling from the Division of Corporation Finance of the United States Securities and Exchange Commission, in a form acceptable to the Liquidating Trustee and the Liquidating Trust Advisory Board in their sole discretion, which provides that, among other matters, the Division of Corporation Finance of the United States Securities and Exchange Commission would not recommend enforcement action if such beneficial interests are not registered under Section 12(g) of the Securities Exchange Act of 1934; provided, however, the Liquidating Trustee, with the approval of the Liquidating Trust Advisory Board, may waive the requirement of such a ruling or “no objection” communication, as applicable, in their sole discretion.

Article XI
BENEFICIARIES

11.1       Identification of Beneficiaries

In order to determine the actual names and addresses of the Liquidating Trust Beneficiaries, the Liquidating Trustee shall be entitled to conclusively rely on the names and addresses as determined in accordance with Articles 6.12 and 6.13 herein. Each Liquidating Trust Beneficiary’s right to distribution from the Liquidating Trust, which is dependent upon such Liquidating Trust Beneficiary’s classification under the Plan, shall be that accorded to such Liquidating Trust Beneficiary under the Plan.

Article XII
ADMINISTRATION

12.1       Purpose of the Liquidating Trust.

The Liquidating Trust shall be established for the primary purpose of liquidating its assets, in accordance with Treas. Reg. § 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Liquidating Trust. Accordingly, the Liquidating Trustee shall, in an expeditious but orderly manner, liquidate and convert to cash the Liquidating Trust Assets, including the Causes of Action, make timely distributions to the Liquidating Trust Beneficiaries and not unduly prolong its duration. The Liquidating Trust shall not be deemed a successor-in-interest of the Debtor for any purpose other than as specifically set forth in the Plan or in this Agreement.

12.2       Books and Records

The Liquidating Trustee shall maintain books and records relating to the administration of the Liquidating Trust Assets and the distribution by the Liquidating Trustee of the proceeds therefrom in such detail and for such period of time as may be necessary to make full and proper accounting in respect thereof and to comply with applicable provisions of law. The Liquidating Trustee shall also maintain books and records relating to the income and expenses of the Liquidating Trust, and the payment of expenses of and liabilities of, claims against or assumed by, the Liquidating Trust in such detail and for such period of time as may be necessary to make full and proper accounting in respect thereof and to comply with applicable provisions of law. Except as otherwise provided herein or in the Plan, nothing in this Agreement requires the Liquidating Trustee to file any accounting or seek approval of any court with respect to the administration of the Liquidating Trust, or as a condition for making any payment or distribution out of the Liquidating Trust Assets. Subject to all applicable privileges, the Liquidating Trust Beneficiaries shall have the right, in addition to any other rights they may have pursuant to this Agreement, under the Plan or otherwise, upon twenty (20) days’ prior written notice to the Liquidating Trustee, to conduct a reasonable inspection of the books and records held by the Liquidating Trustee during normal business hours, provided that, all costs associated with such inspection shall be paid in advance by such requesting Liquidating Trust Beneficiary, and further, if so requested, such Liquidating Trust Beneficiary shall have entered into a confidentiality agreement satisfactory in form and substance to the Liquidating Trustee, and make such other arrangements as may be reasonably requested by the Liquidating Trustee. The Liquidating Trustee shall provide any member of the Liquidation Trust Advisory Board with access to the books and records held by the Liquidating Trustee during normal business hours as may be reasonably requested upon at least three (3) Business Days’ prior written notice.

12.3       Compliance with Laws

Any and all distributions of Liquidating Trust Assets shall comply with all applicable laws and regulations, including applicable federal and state tax and securities laws.

Article XIII
SUCCESSOR LIQUIDATING TRUSTEE

13.1       Successor Liquidating Trustee

In the event the Liquidating Trustee is removed or resigns pursuant to this Agreement or the Liquidating Trustee otherwise vacates his position, the Liquidating Trust Advisory Board shall designate a successor Liquidating Trustee who shall be subject to the approval of the Bankruptcy Court. Thereupon, such successor Liquidating Trustee shall, without any further act, become vested with all the estate, properties, rights, powers, trusts and duties of his/her predecessor in the Liquidating Trust with like effect as if originally named herein; provided, however, that a removed or resigning Liquidating Trustee shall, nevertheless, when requested in writing by the successor Liquidating Trustee, execute and deliver any reasonable instrument or instruments conveying and transferring to such successor Liquidating Trustee all the estate, properties, rights, powers, and trusts of such removed or resigning Liquidating Trustee.

Article XIV
REPORTING

14.1       Federal Income Tax

(a)          Grantor Trust Status. Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the issuance of applicable Treasury Regulations, the receipt by the Liquidating Trustee of a private letter ruling if the Liquidating Trustee so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Liquidating Trustee), the Liquidating Trustee shall file returns for the Liquidating Trustee as a grantor trust pursuant to Treas. Reg. § 1.671-4(a).

(b)          Allocations of Liquidating Trust Taxable Income. Subject to the provisions of Article 14.1(a) hereof, allocations of Liquidating Trust taxable income shall be determined by reference to the manner in which an amount of cash equal to such taxable income would be distributed (without regard to any restriction on distributions described herein) if, immediately prior to such deemed distribution, the Liquidating Trust had distributed all of its other assets (valued for this purpose at their tax book value) to Liquidating Trust Beneficiaries (treating any Holder of a Disputed Claim, for this purpose, as a current Liquidating Trust Beneficiary entitled to distributions), taking into account all prior and concurrent distributions from the Liquidating Trust (including any distributions held in reserve pending the resolution of Disputed Claims). Similarly, taxable losses of the Liquidating Trust will be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining Liquidating Trust Assets. The tax book value of the Liquidating Trust Assets for this purpose shall equal their fair market value on the Effective Date or, if later, the date such assets were acquired by the Liquidating Trust, adjusted in either case in accordance with tax accounting principles prescribed by the Internal Revenue Code, the Treasury Regulations and other applicable administrative and judicial authorities and pronouncements.

14.2       Other

The Liquidating Trustee shall file (or cause to be filed) any other statement, returns or disclosures relating to the Liquidating Trust or the Liquidating Trust Assets, that are required by any Governmental Unit.

Article XV
TRANSFER OF LIQUIDATING TRUST BENEFICIARIES’ INTERESTS

15.1       Transfer of Liquidating Trust Beneficiaries’ Interests

The interests of the Liquidating Trust Beneficiaries in the Liquidating Trust, which are reflected only on the records of the Liquidating Trust maintained by the Liquidating Trustee, are not negotiable and shall not be assignable voluntarily. The beneficial interests of the Liquidating Trust Beneficiaries in the Liquidating Trust may not be transferred in any manner whatsoever (including, without limitation, by sale, exchange, gift, pledge or creation of a security interest), except by operation of law upon death of a Liquidating Trust Beneficiary. Neither the Liquidating Trustee, the Liquidating Trust Advisory Board nor the Liquidating Trust Protected Parties shall take any action to facilitate or encourage trading in the beneficial interests in the Liquidating Trust or in any instrument tied to the beneficial interests (or the value thereof). In the case of a deceased individual Liquidating Trust Beneficiary, his or her executor or administrator shall succeed to such decedent’s interests. The Liquidating Trustee shall not be required to record any transfer in favor of any transferee that, in the sole discretion of the Liquidating Trustee, is or might be construed to be ambiguous or to create uncertainty as to the holder of the interest in the Liquidating Trust. Until a transfer is in fact recorded on the books and records maintained by the Liquidating Trustee for the purpose of identifying Liquidating Trust Beneficiaries, the Liquidating Trustee, whether or not in receipt of documents of transfer or other documents relating to the transfer, may nevertheless make distributions and send communications to Liquidating Trust Beneficiaries, as though it has no notice of any such transfer, and in so doing the Liquidating Trustee shall be fully protected and incur no liability to any purported transferee or any other Entity.

Article XVI
LIQUIDATING TRUSTEE PROFESSIONALS AND NON-PROFESSIONALS

16.1       Retention of Trust Professionals and Non-Professionals.

(a)          The Liquidating Trustee is empowered from available funds in the Liquidating Trust Reserve: (i) to elect, appoint, engage, retain and employ any persons as professionals and advisors (“Liquidating Trustee Professionals”) or as non-professionals (including employees, independent contractors and other agents, “Liquidating Trustee Non-Professionals”) in one or more capacities as is reasonably necessary to enable the Liquidating Trustee to implement this Agreement and the Plan or to assist the Liquidating Trustee in performing his duties hereunder; (ii) subject to Article 16.2 below, to pay fees to and to reimburse the expenses of those employees, agents or independent contractors elected, appointed, engaged, retained or employed by the Liquidating Trustee; and (iii) in consultation with the Liquidating Trust Advisory Board, to indemnify the Liquidating Trustee’s agents, professionals and employees from any loss (including reasonable attorneys’ fees) incurred in connection with the execution and implementation of the Plan or their duties to the Liquidating Trust and/or the Liquidating Trustee other than a loss due to the indemnified party’s willful misconduct, gross negligence, or fraud. The Liquidating Trustee shall not be responsible for the misconduct of those appointed, engaged, retained, or employed by the Liquidating Trustee with due care. Such persons so retained need not be “disinterested” as that term is defined in the Bankruptcy Code and may include the Liquidating Trustee, counsel, interim management and financial advisors of the Debtor and of the Committee as well as employees, independent contractors or agents of the Debtor, the Committee or the Liquidating Trustee.

16.2       Payment to Liquidating Trustee Professionals and Non-Professionals

(a)          After the Effective Date, the Liquidating Trustee Professionals shall be required to submit reasonably detailed invoices on a monthly basis to the Liquidating Trustee, including in such invoices a description of the work performed, who performed such work, and if billing on an hourly basis, the hourly rate of each such person, plus an itemized statement of expenses. The Liquidating Trustee shall pay those invoices within ten (10) days after receipt, without Bankruptcy Court approval, unless the Liquidating Trustee or the Liquidating Trust Advisory Board objects. If there is a dispute as to a part of an invoice, the Liquidating Trustee shall pay the undisputed portion and the Bankruptcy Court shall resolve any disputed amount if the Liquidating Trustee Professionals and the Liquidating Trustee or the Liquidating Trust Advisory Board cannot otherwise reach agreement.

(b)          After the Effective Date, the Liquidating Trustee Non-Professionals shall be required to submit to the Liquidating Trustee periodic invoices containing information with sufficient detail to assess the reasonableness of the fees and charges. The Liquidating Trustee shall pay those invoices within ten (10) days after receipt, without Bankruptcy Court approval, unless the Liquidating Trustee or the Liquidating Trust Advisory Board objects. If there is a dispute as to a part of an invoice, the Liquidating Trustee shall pay the undisputed portion and the Bankruptcy Court shall resolve any disputed amount if the Liquidating Trustee Non-Professionals and the Liquidating Trustee or the Liquidating Trusts Advisory Board cannot otherwise reach agreement.

(c)          All payments to Liquidating Trustee Professionals and Liquidating Trustee Non-Professionals shall be paid out of the Liquidating Trust Expense Reserve.

Article XVII
TERMINATION OF LIQUIDATING TRUST

17.1       Duration and Extension.

The Liquidating Trust shall be dissolved at the earlier of (even if the Liquidating Trust Beneficiaries have not been paid in full) (i) all of the Liquidating Trust Assets having been distributed pursuant to the Plan and this Agreement, (ii) the Liquidating Trustee determining, in his reasonable business judgment, and with the consent of the Liquidating Trust Advisory Board, that the administration of the Liquidating Trust Assets is not likely to yield sufficient additional proceeds to justify further pursuit, or (iii) all distributions required to be made by the Liquidating Trustee under the Plan and this Agreement having been made; provided, however, that in no event shall the Liquidating Trust be dissolved later than three (3) years from the Effective Date unless the Bankruptcy Court, upon motion by a party-in interest within the three (3) months prior to the third (3rd) anniversary (or at least three (3) months prior to the end of an extension period), determines that a fixed-period extension is necessary to facilitate or complete the recovery and liquidation of the Liquidating Trust Assets. Notwithstanding the foregoing, multiple extensions can be obtained so long as Bankruptcy Court approval is obtained at least three (3) months prior to the expiration of each extended term; provided, however, that the Liquidating Trustee receives an opinion of counsel or a favorable ruling from the Internal Revenue Service that any further extension would not adversely affect the status of the Liquidating Trust as a grantor trust for federal income tax purposes.

17.2       Diligent Administration

The Liquidating Trustee shall (a) not unduly prolong the duration of the Liquidating Trust; (b) at all times endeavor to resolve, settle or otherwise dispose of all claims that constitute Liquidating Trust Assets; and (c) effect the liquidation and distribution of the Liquidating Trust Assets to the Liquidating Trust Beneficiaries in accordance with the terms of the Plan and this Agreement.

17.3       Winding Up of the Trust and Termination.

After the dissolution of the Liquidating Trust and for the purpose of liquidating and winding up the affairs of the Liquidating Trust, the Liquidating Trustee shall continue to act as such until its duties have been fully performed.  Upon dissolution of the Liquidating Trust, the Liquidating Trustee shall retain for a period of six (6) years the books, records, lists of the Liquidating Trust Beneficiaries, the register of Liquidating Trust Beneficiaries and certificates and other documents and files which shall have been delivered to or created by the Liquidating Trustee that were not already disposed of as provided in Article 12.2.  Subject to the consent of the Liquidating Trust Advisory Board, at the Liquidating Trustee’s discretion, all of such records and documents may, but need not, be destroyed at any time after six (6) years from the completion and winding up of the affairs of the Liquidating Trust; provided, however, that the Liquidating Trustee shall seek approval of the Bankruptcy Court before disposing of any books and records that pertain to pending litigation to which either the Debtor or its current or former officers or directors are a party.

Article XVIII
AMENDMENT AND WAIVER

18.1       Amendment and Waiver

Any substantive provision of this Agreement may be materially amended or waived only by the Liquidating Trustee with the consent of Liquidating Trust Advisory Board and the approval of the Bankruptcy Court; provided, however, that no change may be made to this Agreement that would adversely affect the federal income tax status of the Liquidating Trust as a “grantor trust.” Technical or non-material amendments to or waivers of portions of this Agreement may be made as necessary to clarify this Agreement or to enable the Liquidating Trust to effectuate the terms of this Agreement, by the Liquidating Trustee with the consent of the Liquidating Trust Advisory Board, but without the approval of the Bankruptcy Court.

Article XIX
MISCELLANEOUS PROVISIONS

19.1       Intention of Parties to Establish Grantor Trust

This Agreement is intended to create a grantor trust for United States federal income tax purposes and, to the extent provided by law, shall be governed and construed in all respects as a grantor trust.

19.2       Preservation of Privilege

In connection with the vesting and transfer of the Liquidating Trust Assets, including rights and Causes of Action, any attorney-client privilege, work-product protection, or other privilege or immunity attaching or relating to any documents or communications (of any kind, whether written or oral, electronic or otherwise) held by the Debtor shall be transferred to the Liquidating Trust and shall vest in the Liquidating Trustee in his capacity as such. Accordingly, in connection with the prosecution and/or investigation of the Causes of Action by the Liquidating Trustee, any and all directors, officers, employees, counsel, agents, or attorneys-in-fact of the Debtor, cannot assert any attorney-client privilege, work product protection, or other privilege or immunity attaching or relating to any documents or communications (of any kind, whether written or oral, electronic or otherwise) held by the Debtor or otherwise prevent, hinder, delay, or impede production or discussion of documents or communications requested by the Liquidating Trustee in discovery (whether formal or informal, and including depositions, written discovery, and interviews). The Debtor and the Liquidating Trustee shall take all necessary actions to protect the transfer of such privileges, protections and immunities.

19.3       Prevailing Party

The prevailing party in a dispute regarding the provisions of this Agreement or the enforcement thereof shall be entitled to collect any and all costs, expenses and fees, including attorneys’ fees, from the nonprevailing party incurred in connection with such dispute or enforcement action.

19.4       Confidentiality

The Liquidating Trustee and each of his respective employees, members, agents, representatives, professionals and advisors, including the Liquidating Trustee Professionals and Liquidating Trustee Non-Professionals, (each a “Confidential Party” and collectively the “Confidential Parties”) shall hold strictly confidential and not use for personal gain any material, non-public information of which they have become aware in their capacity as a Confidential Party, of or pertaining to the Liquidating Trust; provided, however, that such information may be disclosed if (a) it is now or in the future becomes generally available to the public other than as a result of a wrongful disclosure by the Confidential Parties in violation of this Agreement, or (b) the Confidential Party is advised by its counsel that such disclosure is required of the Confidential Parties pursuant to legal process, including subpoena or other court order or other applicable laws or regulations or (c) in the case of the Liquidating Trustee, he deems it reasonably necessary to execute his obligations hereunder and/or advance the interests of the Liquidating Trust or (d) in the case of any Confidentiality Party other than the Liquidating Trustee, as permitted by the Liquidating Trustee so long as the Liquidating Trustee reasonably determines that it in the best interests of the Liquidating Trust. In the event that any Confidential Party is requested to divulge confidential information pursuant to clause (b) above, such Confidential Party shall promptly, in advance of making such disclosure, provide reasonable notice of such required disclosure to the Liquidating Trustee to allow him sufficient time to object to or prevent such disclosure through judicial or other means and shall cooperate reasonably with the Liquidating Trustee in making any such objection, including appearing in any judicial or administrative proceeding in support of any objection to such disclosure.

19.5       Laws as to Construction

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to rules governing the conflict of law.

19.6       Severability

Except with respect to provisions herein that are contained in the Plan, if any provision of this Agreement or the application thereof to any Person or circumstance shall be finally determined by a court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and shall be valid and enforceable to the fullest extent permitted by law.

19.7       Notices

Any notice or other communication hereunder shall be in writing and shall be deemed to have been sufficiently given, for all purposes, if delivered by facsimile (at the number set forth below with proof of confirmation) and mailed by certified mail, with return receipt requested at the address as set forth below, or such other addresses as may be filed with the Bankruptcy Court:

As to the Liquidating Trustee:

Michael Kang

Alvarez & Marsal North America LLC

100 Pine Street

Suite 900

San Francisco, CA 94111

19.8       Notices if to a Liquidating Trust Beneficiary

Any notice or other communication hereunder shall be in writing and shall be deemed to have been sufficiently given, for all purposes, if deposited, postage prepaid, in a post office or letter box addressed to the person for whom such notice is intended to the name and address as determined in accordance with Articles 6.12 and 6.13 of this Agreement.

19.9       Survivability

Notwithstanding any provision of the Plan to the contrary, the terms and provisions of this Agreement shall remain fully binding and enforceable notwithstanding any vacancy in the position of the Liquidating Trustee.

19.10     Headings

The Article headings contained in this Agreement are solely for the convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

19.11     Conflicts with Plan Provisions

Except as otherwise expressly stated herein, if any of the terms and/or provisions of this Agreement conflict with the terms and/or provisions of the Plan, then the Plan shall govern.

IN WITNESS WHEREOF, the Parties hereto have either executed and acknowledged this Agreement, or caused it to be executed and acknowledged on their behalf by their duly authorized officers all as of the date first above written.

Dated:  October 17, 2012

ShengdaTech, Inc.
Debtor and Debtor-in-Possession

By:	/s/ Michael Kang
Michael Kang
Chief Restructuring Officer

[Signature Page to Liquidating Trust Agreement]

Michael Kang, not individually, but solely in his capacity as Liquidating Trustee

By:	/s/ Michael Kang
Michael Kang

[Signature Page to Liquidating Trust Agreement]